Exhibit 99.1

AmerInst Insurance Group, Ltd. Continental Building, 25 Church Street PO Box HM 1601 Hamilton HM GX, BERMUDA Tel: (441) 295-6015 Fax: (441) 295-1702 www.amerinst.bm

March 16, 2009

Dear Shareholder:

The Board of Directors of AmerInst Insurance Group, Ltd. (“AmerInst” or the “Company”) has declared the Company’s 48th consecutive dividend to shareholders of record on February 28, 2009. We are pleased to enclose your semi-annual dividend check for 47 cents per share. The Board currently expects that the next semi-annual dividend of 47 cents per share will occur in the third quarter of 2009.

Shareholder inquiries, requests for change of mailing or e-mail address, transfer, name change, and redemption of shares due to death, retirement or disability should continue to be referred to our Shareholder Services Division: AmerInst Insurance Group, Ltd. – Shareholder Services, P.O. Box 1330, Montpelier, VT 05601-1330, Tel: 1-800-422-8141/Fax: 802-229-6280, E-mail: AmerInst@vim.usarisk.com

**IMPORTANT**

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AmerInst needs your up-to-date e-mail address and contact information. Please go to our website, which is currently in progress for updates and improvements, at http://www.Amerinst.bm and click on Contact Us to enter your contact information, and then click Submit Form. It is important that we receive your e-mail address for upcoming communications, as it is the intent of the Company to provide future reporting to shareholders via e-mail.

Sincerely,

/s/ Irvin F. Diamond
Irvin F. Diamond, CPA
Chairman

This letter contains a forward-looking statement within the meaning of the Private Securities Litigation Reform Act of 1995 relating to the payment of future dividends. The events or results anticipated by this forward-looking statement may not occur. Factors that could cause or contribute to such differences include increased competitive pressures and lower than expected profits. Further information about AmerInst’s risk factors is contained in its filings with the SEC, including the annual report on Form 10-K for the year ended December 31, 2007 and subsequent quarterly reports on Form 10-Q. AmerInst does not undertake any duty nor does it intend to update the results of this forward-looking statement.

Protection for Generations of CPA Firms